CONSENT OF THE CARSON MEDLIN COMPANY

We hereby consent to the inclusion as Appendix II to the Proxy Statement/ Prospectus Supplement constituting part of the Registration Statement on Form S-4 of Triangle Bancorp, Inc. of our letter to the Board of Directors of United Federal Savings Bank and to the references made to such letter and to the firm in such Proxy Statement/Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   /s/ The Carson Medlin Company

                                                   THE CARSON MEDLIN COMPANY

Raleigh, North Carolina
September 1, 1998